                                   FORM N-54C

      [As adopted in Release No. IC-11703, March 26, 1981, 46 F.R. 19459.]

                       Securities and Exchange Commission

                             Washington, D.C. 20549

                                   FORM N-54C

             NOTIFICATION OF WITHDRAWAL OF ELECTION TO BE SUBJECT TO SECTIONS 55 THROUGH 65 OF THE INVESTMENT COMPANY ACT OF 1940 FILED PURSUANT TO SECTION 54(c) OF THE INVESTMENT
                               COMPANY ACT OF 1940

     The undersigned business development company hereby notifies the Securities and Exchange Commission that it withdraws its election to be subject to sections 55 through 65 of the Investment Company Act of 1940 (the "Act"), pursuant to the provisions of section 54(c) of the Act, and in connection with such notice of withdrawal of election submits the following information:

Name: Brantley Mezzanine Capital Corp. (the "Company")

Address of Principal Business Office:

     3201 Enterprise Parkway, Suite 350, Beachwood, OH 44122

Telephone Number (including area code): (216) 464-8400

File Number under the Securities Exchange Act of 1934: 333-111356

The Company is withdrawing its election under 54(a) of the Act on the following basis:

The Company has never made a public offering of its securities, its registration statement was never declared effective by the Securities and Exchange Commission, and the Company never commenced operations, including as a business development company.

                                    SIGNATURE

Form of signature:

Pursuant to the requirements of the Act, the undersigned company has caused this notification of withdrawal of election to be subject to sections 55 through 65 of the Act to be duly signed on its behalf in the city of Beechwood and state of Ohio on the 29th day of December, 2006.

[SEAL]

                                        Brantley Mezzanine Capital Corp.


                                        By: /s/ Robert P. Pinkas
                                            ------------------------------------
                                            Robert P. Pinkas

                                            Chairman of the Board, President and
                                            Chief Executive Officer


Attest: /s/ Theresa M. Koran
        -----------------------------
        (Name)

[SEAL] THERESA M. KORAN
       Notary Public, State of Ohio
       Cuyahoga County
       My Comm. Expires Jan. 22, 2011


                                        2